UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 1, 2016

Riverview Financial Corporation

(Exact name of registrant as specified in its charter)

Pennsylvania	333-201017	38-3917371
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3901 North Front Street, Harrisburg, Pennsylvania	17110
(Address of principal executive offices)	(Zip Code)

(717) 957-1297

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements with Certain Directors.

Effective August 1, 2016, Riverview Financial Corporation (“Riverview”) and its wholly-owned subsidiary, Riverview Bank (the “Bank”), entered into an Employment Agreement with Scott Seasock (“Mr. Seasock”), pursuant to which Mr. Seasock will replace Theresa Wasko as Executive Vice President and Chief Financial Officer of Riverview and the Bank. Ms. Wasko stepped down as CFO as of the same date, but is expected to continue her employment as necessary in order to provide a smooth transition of duties.

Mr. Seasock, age 59, comes to Riverview from Peoples Financial Services Corp., where he served most recently as its Chief Financial Officer and Executive Vice President, from January 2010 to April 2016. Prior to Peoples Financial Services, he served as an Executive Vice President and Chief Financial Officer of Comm Bancorp. Inc. from 1989-2010. Mr. Seasock is a graduate of Penn State University, with a bachelors degree in Finance, and holds an MBA from the University of Scranton.

The Employment Agreement has an initial term of two years, but extends, on an annual basis, for one additional year unless either party decides not to extend the term. The Employment Agreement provides Mr. Seasock with an annual base salary of $180,000, and Mr. Seasock is entitled to participate in the Bank’s bonus programs, retirement plans and other benefit programs. The Bank will also provide Mr. Seasock with a car allowance.

If Mr. Seasock terminates his employment for “Good Reason,” or his employment is terminated without “Cause” (as defined in the Employment Agreement), he is entitled to receive an amount of cash equal to two years of base salary, and one year of health benefits at the Bank’s cost (the “Separation Payment”), payable over a period of twelve (12) months. If, within one year following a “Change in Control” (as defined in the Employment Agreement), Mr. Seasock is terminated by the Bank without “Cause” or he resigns for “Good Reason,” the Bank is obligated to pay him the Separation Payment, payable over a period of twelve (12) months.

During any period of “Disability”, the Bank may terminate the Employment Agreement and continue to pay Mr. Seasock his Base Salary less the amount payable to him under the Bank’s long-term disability plan. Upon Mr. Seasock’s death or if he terminates his employment without Good Reason, the Bank would pay him all amounts accrued under the Employment Agreement as of the date of such termination.

The Employment Agreement prohibits Mr. Seasock from, directly or indirectly, competing with or soliciting or contacting any customers, employees or suppliers of, Riverview, the Bank or its affiliates for a period of one (1) year after his employment terminates.

In connection with Ms. Wasko’s replacement as CFO, she executed a waiver (the “Waiver”) of her right to terminate her employment for “Good Reason” as a result of the loss of that title and associated responsibilities, which would otherwise have entitled her to receive a payout under her employment agreement, in exchange for a lump sum payment by the Bank of $10,000.

The preceding is a summary of the material terms of the Employment Agreement and the Waiver and is qualified in its entirety by reference to those documents, which are attached hereto as Exhibits 10.1 and 10.2 respectively, and are incorporated by reference herein.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

See Exhibit Index

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned, thereunto duly authorized.

RIVERVIEW FINANCIAL CORPORATION
(Registrant)

Dated: August 3, 2016	/s/ Kirk D. Fox
Kirk D. Fox
Chief Executive Officer

Exhibit Index

Exhibit No.	Description
10.1	Scott Seasock Employment Agreement, dated as of August 1, 2016
10.2	Theresa Wasko Waiver, dated as of August 1, 2016